REPORT

ON

WORKMAN CREEK URANIUM PROJECT

GILA COUNTY, ARIZONA

on behalf of

RODINIA MINERALS INC.

VANCOUVER, B.C.

by

J.H. Montgomery, Ph.D., P.Eng.

October 15, 2004

(Revised February 11, 2005)

TABLES

v

FIGURES

1.0 SUMMARY AND CONCLUSIONS

1.1 Summary

1.     Rodinia Minerals Inc. a Vancouver corporation, holds title to 33 unpatented lode claims under agreement with the owners, Mr. Steve van Ert, Mr. Noel Cousins and Cooper Minerals Inc..

2.     The claim groups known as Workman North (17 claims) and Workman South (16 claims) are located in Gila County, Arizona. They are located about 30 miles (48km.) north of Miami, Arizona and 85 miles (136 km) ENE from Phoenix, Arizona.

3.     The areas of interest lie within the Sierra Ancha Experimental Forest in the Sierra Ancha Mountains with elevations ranging from 6000 feet (1830 meters) to 6400 feet (1950 meters). The Experimental Forest is designated open for use by motorized vehicles.

4.     The property is accessible by road from Globe, AZ a distance of about 42 miles (67km.). An extensive network of FWD roads, which were previously for drill access, provide access to most parts of the claims.

5.     The Workman Creek property is located within the Transition Zone between the Colorado Plateau to the northeast and the Basin and Range terrain to the southwest. In the general area, elevations range from 5,400 feet (1647 meters) in valley bottoms to 6,400 feet (1950 meters) on the peaks.
        The area of interest lies within Zones 1 and 2 of the Arizona Plant Climate Zones. Zone1, the Cold Mountainous Region, has annual precipitation of 20 to 25 inches (50.8 to 63.5 cm) part of which is snowfall during the winter. Temperatures range between 30°F to 50 F°.

6.     Infrastructure - the nearest communities of size are Globe, Claypool, Miami and Superior about 30 miles (48km.) to the south of Workman Creek. Globe is capable of supplying most mining personnel, equipment and supplies.

7.     The Dripping Spring uranium deposits were first noted in 1950 but were ignored because of rugged topography, inaccessibility and the difficult forest terrain of Sierra Ancha Mountains. A good network of access roads is now present throughout the project area.
        A staking rush took place in 1954 following an airborne radiometric survey conducted by the Federal government.
        Major work, including a feasibility study, was done for Wyoming Mineral Corporation by Dravo Engineers and Contractors during 1978-1980. All work ceased and the project was abandoned when the uranium price dropped drastically. The data from this study is still available and may be used along with some confirmation drill holes to recast the reserve estimate to conform with National Instrument 43-101.

8.     The Workman Creek uranium deposits are defined as a stratiform accumulation of uraninite and coffinite in the Dripping Spring quartzite. The later intrusion of basalt resulted in low-grade thermal metamorphism and consequent re-crystallization and remobilization of secondary uranium minerals. These occur in sub-horizontal bedding planes and sub-vertical cross-cutting veins.

9.     A positive feasibility study was completed in 1980 by Dravo Engineers and Contractors. Their geostatistical estimate of reserves in a preliminary mining plan encompassing both open pit and underground mining was 4.408 million tons containing 9.8 million pounds of U3O8 with an average grade of 0.111% U3O8 and a cutoff of 0.05% U3O8. Their calculated recovery of 93% would recover 9.114 million lbs. of U3O8. They proposed a conventional acid leach, solvent extraction and ammonia precipitation process. This estimate was made prior to the implementation of NI #43 -101 and is not compliant with those regulations. "None of the historical estimates of tonnage and grade of the Workman Creek uranium deposit comply with NI 43-101 regulations, since they were made long before the implementation of the instrument. The estimates are relevant only for their historical interest and as an indication of uranium mineralization of interest in place. These calculations although believed to be reliable, are historical and do not comply with NI 43-101 standards because they do not meet CIM definitions or use CIM terminology. It is likely that the estimates would fall into the category of indicated mineral resource as set out in NI 43-101."

10.     A regional geochemical program and an airborne radiometric survey have indicated additional mineralized areas. Some of the drilled areas of mineralization are open ground.

1.2     Conclusions

1.     The work done on the Workman Creek claims in 1978-80 has shown the presence of a uranium ore-body under the conditions which prevailed at that time.

2.     The North Workman Creek and South Workman Creek deposits appear to be parts of the same deposit which was eroded down the centre.

3.     The mineralization outcrops on the sides of steep canyon walls thus creating a possibility for some open pit mining.

4.     The Workman Creek deposits form the largest uranium source in the general area. From this preliminary study of the huge WMR database, it appears certain that there is a large body of low grade uranium mineralization present and that additional exploration is warranted and will probably increase the resource and provide additional data which will be of benefit in designing mining methods and refining grade estimate.

5.     Many of the drill holes are vertical in spite of the observation that mineralization occurs in both subvertical veins and subhorizontal bedding planes. However, angled drill holes, when compared with vertical holes did not result in an improvement in grade.

6.     A two phase program of continued exploration and development is recommended. The first phase consists of a compilation and evaluation of the immense Wyoming Mineral Corporation database; twinning of several holes to confirm grade and nature of mineralization; a comparison of radiometric and chemical analyses; and staking of additional claims. The second phase, which is dependent on the results of the first, consists of a detailed geological study to determine more precisely the extent and quality of uranium mineralization. Ore reserve estimates should be recast to conform to 43-101 standards; additional metallurgical tests should be made with some consideration given to solution mining in situ; a feasibiliity assessment should also be made.

The first phase of the program is estimated to cost US$250,000 and to take about three months to complete while the second phase will cost US$550,000 and take about six months to complete.

2.0 INTRODUCTION AND TERMS OF REFERENCE

     Rodinia Minerals Inc. of Vancouver, B.C. has retained me to make a study and evaluation of the Workman Creek Uranium Project and, if warranted, to prepare a technical report for them which meets the requirements of National Instrument 43-101. The property, which consists of 33 contiguous mineral claims, is located in Dripping Springs district within Gila County, Arizona. The property lies about 30 miles (48Km) north of Miami, AZ and 85 miles (136Km) ENE from Phoenix, AZ. The total area of the claim block is about 630 acres (255 hectares).
      The property has numerous test pits, several short tunnels and more than 400 drill holes. A great deal of work was done on the property during the period 1977 to 1980 by Wyoming Mineral Corporation, a subsidiary of Westinghouse. Preliminary feasibility studies were made but, apparently because of a serious drop in the price of uranium, all operations shut down and the property was later abandoned.

     A large amount of work was done by Wyoming Mineral Corporation using qualified engineering firms. The work done is of the highest professional quality.

     The sources of information for this report include a large list of references cited in Section 17.0 (References) and from a personal visit to the property in December, 2003 and again in September, 2004.

3.0     DISCLAIMER

     In this report, the writer has identified instances where other people are quoted and may comment on the quality or accuracy of the data or the qualifications of those cited. Information regarding the claims, ownership, legal agreements, environmental and political aspects of the property was supplied by principals of the issuer and although the information is believed to be current and accurate the writer cannot testify as to its ultimate correctness. The writer is, however, responsible for his own work, personal observations and interpretations.

4.0     PROPERTY INFORMATION

4.1     Location

     The claims are located in Sections 19 and 30, T.5.N., R. 14.E in Gila County, Arizona. The claims are in two connected groups which straddle Workman Creek as shown in Figure 4-4. The claims lie about 30 miles (48 km) north of Miami, Arizona and 85 miles (136 km) ENE from Phoenix, Arizona. Map coordinates for the property are:

Latitude: 33q51’ N

Longitude: 110q4’ W

Locations are shown in Figure 4-1 (North America), 4-2 (Arizona) and 4-3 (Gila County). Elevations range from 6000 feet ( 1830meters) to 6400 feet ( 1950 meters). The claims are neither patented nor surveyed and locations shown in Figure 4-4 are approximate.

FIGURE 4-1 LOCATION MAP -NORTH AMERICA

FIGURE 4-2 - LOCATION MAP ARIZONA

FIGURE 4 – 3 LOCATION MAP - GILA COUNTY

N
19
30
WC 24
WC 23
WC 22
WC 21
WC 20
WC 18
WC 16
WC 14
WC 12
WC 19
WC 17
WC 15
WC 13
WC 11
WC 2
WC 10
LUCKY TIE
LUCKY STOP 7
LUCKY STOP 6
LUCKY STOP 2
LUCKY STOP 1
IVY 1
IVY 2
LUCKY STOP 8
LUCKY STOP 5
LUCKY STOP 4
LUCKY STOP 3
LUCKY STOP 9
LUCKY STOP
MAC 3
MAC 2
MAC 1
LUCKY STOP 10
SCALE
1/4 mile
T6N R15E
T6N R14E

RODINIA MINERALS INC.

WORKMAN CREEK PROJECT

CLAIM MAP

MCL	PROJECT #: O4CA-2
MARCH 17, 2004	FIGURE 4-4

4.2     Mineral Claims

     Cooper Minerals Inc. holds title to 33 unpatented claims. Two of the unpatented claims, the Lucky Stop 3 and the WC2 are held by Cooper under agreement with the owners, Mr. Steven Van Ert and Mr. Noel Cousins (the "underlying agreement") which agreement allows Cooper Minerals Inc. to acquire 100% of these two claims subject to cash payments, share purchase warrants, and an overriding NSR of 3%. See Figure 4-4.

     Relevant information regarding the claims is presented in Table I. The area of the current claim block is 630 acres (255 has.). Surface rights under Mineral Claims title are minimal and additional permits are required for any work which might have an environmental impact. The project area is remote from any dwellings and is in Dripping Spring district, a recognized mining area. Permits are not required for geophysical or geochemical surveys, mapping or drilling where no new roads are required. Permits, however, are required for new drill access roads, trenching and water use.

     The "Sierra Ancha Experimental Forest", within which the claims lie, was established in 1933 as a research area to study watershed management. This area is administered by the Rocky Mountain Forest and Range Experiment Station within Tonto National Forest. The claim area is open to motorized traffic. For permits, contact Dan Neary ("Southwest Forest Science Complex" at Flagstaff, AZ (928-556-2176).

     In order to keep the claims in good standing, annual fees of $125 per claim Management (BLM) and no fees paid to Gila County.

CLAIM	BLM RECORD	DATE STAKED	EXPIRY
IVY 1	AMC 360894	FEB 5/04	Sept. 1/05
IVY 2	AMC 360895	FEB 5/04	Sept. 1/05
LUCKY STOP	AMC 360900	FEB 5/04	Sept 1/05
LUCKY STOP1	AMC 360901	FEB 5/04	Sept. 1/05
LUCKY STOP2	AMC 360902	FEB 5/04	Sept. 1/05
LUCKY STOP3	AMC 349763	NOV 30/97	Sept. 1/05
LUCKY STOP4	AMC 360903	FEB 5/04	Sept. 1/05
LUCKY STOP5	AMC 360904	FEB 5/04	Sept. 1/05
LUCKY STOP6	AMC 360905	FEB 5/04	Sept. 1/05
LUCKY STOP7	AMC 360906	FEB 5/04	Sept. 1/05
LUCKY STOP8	AMC 360907	FEB 5/04	Sept. 1/05
LUCKY STOP9	AMC 360908	FEB 5/04	Sept. 1/05
LUCKYSTOP10	AMC 360909	APR 27/04	Sept. 1/05
MAC #1	AMC 360896	FEB 6/04	Sept. 1/05
MAC # 2	AMC 360897	FEB 6/04	Sept. 1/05
MAC #3	AMC 360898	FEB 6/04	Sept. 1/05
WC 2	AMC 349804	MAR 17/98	Sept. 1/05
WC10	AMC 360879	FEB 18/04	Sept. 1/05
WC11	AMC 360880	FEB 18/04	Sept. 1/05
WC12	AMC 360881	FEB 21/04	Sept. 1/05
WC13	AMC 360882	FEB 18/04	Sept. 1/05
WC14	AMC 360883	FEB 21/04	Sept. 1/05
WC15	AMC 360884	FEB 18/04	Sept. 1/05
WC16	AMC 360885	FEB 21/04	Sept. 1/05
WC17	AMC 360886	FEB 18/04	Sept. 1/05

WC18	AMC 360887	FEB 21/04	Sept. 1/05
WC19	AMC 360888	FEB 18/04	Sept. 1/05
WC20	AMC 360889	FEB 21/04	Sept. 1/05
WC21	AMC 360890	FEB 21/04	Sept. 1/05
WC22	AMC 360891	FEB 21/04	Sept. 1/05
WC23	AMC 360892	FEB 21/04	Sept. 1/05
WC 24	AMC 360893	FEB 21/04	Sept. 1/05
LUCKY TIE	AMC 360899	APR 27/04	Sept. 1/05
TABLE I CLAIM INFORMATION

     4.3     Ownership / 4.4 Legal Surveys

     Rodinia Minerals Inc., a British Columbia corporation, may acquire a 100% interest (subject to a 3% NSR) in the 33 unpatented mining claims by making cash payments, property expenditures, share and warrant issuances by assuming Cooper’s obligations under the Underlying Agreement. The 33 claims are owned by Cooper Minerals Inc. and are all of the claims that comprise the Workman Creek Uranium Project. No legal surveys have been made on the claims.

5.0     ACCESSIBILITY, CLIMATE, INFRASTRUCTURE, PHYSIOGRAPHY

5.1     Accessibility

     The property is accessible by road from Globe, Arizona. The route used follows Highway 70 west a distance of about 4 miles to Midland City, then northerly on Highway 188 a distance of about 13.5 miles to the junction with Highway 288. From this point, Highway 288 is followed northerly a distance of 22.5 miles to Workman Creek. From here, the Workman Creek road is followed southeasterly about one mile. One group of claims lies to the north in Section 19 (R.14.E, T5N) and one to the south in Section 30. Both of these groups are accessible by trail or FWD road. Figure 5-1 shows the northern part of the access route.

5.2     Physiography

     The Workman Creek Property is located within the Transition Zone between the Colorado Plateau to the northeast and the Basin and Range terrain to the southwest. The claims straddle Workman Creek in the Sierra Ancha mountains as shown in Figure 5-1.

     The Workman Creek area is characterized by the steep-sided valley of Workman Creek which transects the area of interest flowing in a northwesterly direction. In the general area, elevations range from 5,400 feet (1647) meters) in the valley bottom to 6,400 feet (1950 meters) on the peaks. On the claims, elevations range from 6,000 ft (1830 meters) to 6,400 feet (1950 meters) for a topographic relief of 400 feet (122 meters).

5.3     Climate and Vegetation

     Workman Creek uranium property falls within Zones 1 and 2 of Arizona Plant Climate Zones as shown in Figure 5-3. The Cold Mountainous Regions (Zone1) is described as high elevations 6000-8,000 feet (1830 to 2440 meters) with precipitation of 20 to 25 inches (50.8 to 63.5 cm.) per year, part of which is snowfall during winters. The claims extend down into Zone 2 (4000-6,000 feet) in the valleys.

AREA OF INTEREST
1 MILE
ROSE CREEK
CASCADE
FALLS
LOOKOUT
SIERRA ANCHA
WILDERNESS
PLEASANT VALLEY
TONTO BASIN
SIERRA ANCHA
EXPERIMENTAL
FOREST
SCHOOLHOUSE
GRAPEVINE
DIVERSION DAM
SALT
RIVER
Redmond Mountain
Hackberry Mountain
Dagger Peak
Horseshoe Bend
Redmond Flat
Coon Creek Butte
Carr Peak
Aztec Peak
Asbestos Point
Armer Mtn
Tucker Box
Roosevelt Lake Ranger
Klondike Butte
Rockinstraw Mountain
McGee Mtn
A-CROSS
ASIN

FIGURE 5-1 - ACCESS MAP

FIGURE 5-2 - PHYSIOGRAPHY OF ARIZONA

FIGURE 5-3 - ARIZONA PLANT CLIMATE ZONES

FIGURE 5-4 - ANNUAL AVERAGE TEMPERATURE

FIGURE 5-5 ANNUAL AVERAGE PRECIPITATION

     Typical flora includes spruce, junipers, pine, evergreen oak, manzanita, buckthorn and abundant chapparral. For Roosevelt Station, which lies about 18 miles (29 km) west of Workman Creek, Figure 5-4 shows an average temperature chart for the period 1900 to 2000. The average temperature is about 41° F for the period while actual average yearly temperatures range from 30° F. to 50° F.

      Over the hundred year period, the average temperature has increased from 40.5 ° F to 42.5 ° F.

     The average annual precipitation for Arizona is shown in Figure 5-5. Workman Creek is marked as having a range of 20 to 24 inches (51 to 61cm).

     Figure 5-6 shows Level III ecoregions for Arizona. Gila County falls with Ecoregion 23, Arizona/New Mexico Mountains.

      The Arizona/New Mexico Mounts Ecoregion, with generally lower elevations than neighboring mountains, has a drier and warmer climate with forests of spruce fir and Douglas fir occurring in some of the higher elevation parts of this region. The highest elevations, bearing Ponderosa Pine, Chapparal, Pinyon- Juniper and Oak woodlands, are common.

5.4     Infrastructure

     The nearest communities of size are Globe, Claypool, Miami and Superior which lie within one of Arizona’s major porphyry copper belts. These lie about 30 miles ( 48 km) to the south of Workman Creek.

      At present, there are no power sources on the property. Workman Creek has near year-round flow but water use permits would be required for major use. There is ample room with suitable terrain for plant construction, heap leaching pads and ponds, waste dumps and tailings ponds.

     Globe, AZ is capable of supplying mining personnel, equipment and supplies and Phoenix, about 85 miles (136 km) west of the property, is a major city.

FIGURE 5-6 - LEVEL III ECOREGIONS

6.0     HISTORY

6.1     Discovery and Early History

     The uranium deposits of Dripping Spring were first noted in 1950 but they were ignored because of the rugged topography, inaccessibility and difficult forest terrain of the Sierra Ancha region.

     Airborne surveys in 1954 led to a staking rush and the discovery of 120 reported radioactive occurrences. Total recorded production was 23,000 tons which averaged 0.23% U3O8. Most work in the area ceased completely when the price of uranium fell from a high of $US44/lb in 1978 to $US7/lb. in 2000. Since then a steady rise in price is now approaching $US 20/lb.

6.2     Background Information

     Primary uranium minerals are uraninite and coffinite, where uranium is in the +4 valence state. Secondary minerals are derived through alteration, oxidation, solution and redisposition. These processes have produced a large variety of colorful arsenates, carbonates, hydrous oxides, phosphates, silicates and vanadates all of which carry uranium in the +6 valence state.

     There are three types of natural uranium:

Table II

Atomic No.	Isotope	%U	Radioactivity
92	U238	99.285	yes
92	U235	0.71	yes
92	U234	0.005	no

Types of Uranium

U235 is naturally fissionable but bombarding U238 with neutrons produces Pu239 which is also fissionable. Radioactive minerals decay by emitting charged particles. In 1970, Pierre, et al stated that, to be economic, a deposit had to contain >0.1% U3O8 (2lb./ton).

     Arizona uranium deposits are of five general types (after Pierre, et al (1970)):

1.	Sandstone (or other sediments) – uranium is introduced by ground water and precipitation.

2.	Pipe – like bodies (collapsed breccias). Uranium and other minerals are dissolved in hypogene or supergene solutions then deposited in breccia spaces.

3.	Diatreme Occurrences – explosive volcanism breaks through overlying sediments and uranium and other minerals are deposited amongst fragments.

4.	Vein Occurrences – hydrothermal fissure and fracture filling.

5.	Pegmatite – Uranium and other minerals are precipitated from hydrothermal solutions with pegmatites.

In Arizona, the only vein type occurrences of economic significance are those in the Dripping Spring Quartzite in the Sierra Ancha area of North Gila County. (Pierre, et al, 1970).

6.3     Geochemical Survey – Rober D. Wagner (1978-1980)

     In 1978, Wagner conducted a regional geochemical survey of the Sierra Ancha Mountains. He collected 146 soil samples at Workman Creek and 375 stream sediment samples in the general region. All of the samples were analyzed for As, Bi, Cu, Mo, Ni, Pb, Se and U3O8. He found that copper and lead were the best indicators for uranium deposits, that copper was directly correlative and that lead appeared to migrate higher above uranium anomalies than either copper or uranium.

     Figure 6-1 shows the simplified geology around the Workman Creek claims along with geochemical sample locations. The colored units on the figure represent:

Unit pft – Troy Quartzite (pale yellow) Unit pfb – Basalt (rust) Unit pfm – Mescal Limestone (blue) Unit pfdu – Upper Dripping Springs Quartzite (med. yellow) Unit pfd – Diabase (grey)

     Figures 6-2, 6-3 and 6-4 show the geochemical results for U3O8, Cu and Pb respectively. Also shown on these figures is the "ore zone" (cross-hatched) and the diabase/Upper Dripping Springs quartzite contact (brown line).

     The stream sediment geochemical survey covered most of the Sierra Ancha region (385 samples). It served to determine that the regional background values for uranium was 10 ppm U3O8; for lead was 25 ppm Pb and for copper was 45ppm Cu. Anomalies were found in Workman Creek, Oak Creek, Coon Crick, Black Brush, and Buckaroo Flat.

N
WK47A
WK45A
WK50A1
WK51A
WK59A
WK55A
WK54A
WK73A
WK71A
WK67A
WK69A
WK70A1
WK61A
WK60A1
WK69A
N
SCALE
1000FEET
WK34A
WK33A
WK36A
WK37A
WK38A
WK39A
WK41A
WK10A1
WK9A
WK8A
WK7A
WK6A
WK5A
WK4A
WK3A
WK2A
WK1A
WK11A
WK12A
WK13A
WK14A
WK15A
WK16A
WK42A
WK31A
WK28A
WK27A
WK17A
WK18A
WK19A
WK20A
WK21A
WK22A
WK24A
WK25A

RODINIA MINERALS INC.	
WORKMAN CREEK PROJECT	
GEOCHEMICAL SAMPLE LOCATIONS (AFTER HEYSE, 1979)	
MONTGOMERY CONSULTANTS LTD.	PROJECT #: 04CA-2
MAY 8, 2004	FIGURE 6-1

NORTH
WORKMAN CREEK
N
SCALE
1000 FEET
SOUTH
WORKMAN CREEK

RODINIA MINERALS INC.	
WORKMAN CREEK PROJECT	
U_3O_8 SOIL ANOMALY (AFTER HEYSE, 1979)	
MONTGOMERY CONSULTANTS LTD.	PROJECT #: 04CA-2
MAY 8, 2004	FIGURE 6-2

SOUTH
WORKMAN CREEK
N
SCALE
1000 FEET

RODINIA MINERALS INC.

WORKMAN CREEK PROJECT

COPPER SOIL ANOMALIES
(AFTER HEYSE, 1979)

MONTGOMERY CONSULTANTS LTD.	PROJECT #: 04CA-2
MAY 8, 2004	FIGURE 6-3

NORTH
WORKMAN CREEK
N
SCALE
1000 FEET
SOUTH
WORKMAN CREEK

RODINIA MINERALS INC.

WORKMAN CREEK PROJECT

LEAD SOIL ANOMALIES

(AFTER HEYSE, 1979)

MONTGOMERY CONSULTANTS LTD.	PROJECT #: 04CA-2
MAY 8, 2004	FIGURE 6-4

6.4     Airborne Survey U.S. Atomic Energy Commission (1955)

     In 1955, D.N. Magleby and W.E. Mead of U.S. Atomic Energy Commission conducted a low-level airborne survey of the Dripping Springs quartzite in 9 areas, about 100 miles (160 kilometers) east of Phoenix. The results indicated 20 new radioactive anomalies, 8 of which they believe are significant.

     A comparison of the average radiometric backgrounds of the formations follows:

Troy sandstone	125-200 ma
Diabase	100 ma
Mescal limestone	125-150 ma
Dripping Springs
-upper quartzite member	375-475 ma
-lower quartzite member	250 – 350 ma
Pioneer Shale	200-350 ma
Granite (pink)	275-500 ma
Water background	75 ma

     A total of 13 radioactive anomalies were detected on the McFadden Peak quadrangle. The best anomalies are:

     B6-2 and B6-3 – on sheer cliffs on opposite sides of Deep Creek. They are stratigraphically about 150 feet below the top of the Dripping Spring quartzite (Upper Member).

     B6-7 to B6-11 – extend over a quarter mille in Dripping Spring Quartzite (Upper Member). Carries strong mineralization in north-south faults.

Chip samples assayed 0.23 to 0.50% U3O8. Several areas of high background are considered by Magleby and Mead to be prospective. One of these occurs on Pendleton Mesa (McFadden Peak Quad). Their conclusions and recommendations follow:

1.	The upper member of Dripping Spring quartzite is considered the most favorable for uranium mineralization.

2.	Most of the anomalies are associated with northerly-trending, near-vertical faults.

3.	Diabase is not always exposed in areas of anomalous radioactivity.

4.	Fractures are an important control of mineralization.

5.	The only other formation in which anomalous radioactivity was found is the upper sand/silt member of the Mescal limestone.

6.5     Colorado School of Mines Research Institute (1979)

     Preliminary metallurgical testing was done for Wyoming Mineral Corporation by Burns and Roe and also by Colorado School of Mines Research Institute. Their reports were reviewed by S. Zaman (1979). He summarized their findings as follows:

1. Metallurgical tests were conducted on composite samples from North and South Workman and Red Bluff. The uranium contents in these samples were:

Composite	U3 O8 Content

Red Bluff	0.061%
North Workman Cr.	0.070%
South Workman Cr.	0.074%

2.      The mineralogy in all three samples is mainly uraninite and coffinite occurring as 4 to 30 micron grains.

3.      All uranium is potentially extractible by leaching except that which is structurally bound (Sphene – 2 to 4% U3 O8 ).

4.      Chemical and X-ray fluoresence analyses revealed the presence of potassium as K-feldspar which may increase acid consumption.

5.      At least 50-55% of the uranium minerals occur in veins and fractures which are accessible to leach solution at ¼ " mesh.

6.      The maximum U3 O8 extractions under severe leach conditions were:

Table III

Composite	Burnst Roe	CSMRI
Red Bluff	84.0	84.3
North Workman Cr.	91.0	93.7
South Workman Cr.	94.5	94.9

% U3O8 Extraction

7.     The following are believed to be optimal leach test conditions:

Grind	– 28 mesh
Leach Time	– 12 hrs
Pulp Temperature	– 45°C
pH	– 0.5
Solids	– 50%
emf	– 425-250mu.

     Confirmatory tests using finer grind (100 mesh), longer leach time (24 hrs.) and higher temperature (60° C) did not improve extraction significantly.

8.     At optimal leach conditions (Item 7), the following recoveries were made:

Composite Ore	% U3	O8	Extraction
Red Bluff	70.6%
North Workman Cr.	78.2%
South Workman Cr.	83.5%

9.     Roasting at 450-500°C before leaching resulted in improved extraction.

10.   Good belt filtration rate of 1000kg/hr/meter[2] was obtained for all three composites. Flocculate consumption prior to filtration was 0.07 to 0.25 pounds per ton of solids.

11.    Ball mill grinding tests gave the following Bond Work indices at –100 mesh:

Composite Ore	Bond Work Index
Red Bluff	19.8 kwhr/ton
North Workman Cr.	17.1 Kwhr/ton
South Workman Cr.	18.7 Kwhr/ton

12. The average volume factor for the composite samples based on S.G. determination of composites was 12.14 cu.ft./ton of ore. 13. The average disequilibrium factors of each composite sample:

Composite Ore	Disequilibrium Factor
Red Bluff	1.001
North Workman Cr.	1.005
South Workman Cr.	1.002

The total geologic reserves estimate in 1979 was:

Table IV
	Tons	Grade	Lbs. U3 O8
N. Workman Cr.	1,080,033	0.076	1,636,818
S. Workman Cr.	1,018,342	0.076	1,572,081
Red Bluff	620,400	0.090	1,113,000
Total	2,718,775	0.079	4,321,000
Reserves Estimate

"None of the historical estimates of tonnage and grade of the Workman Creek uranium deposit comply with NI 43-101 regulations, since they were made long before the implementation of the instrument. The estimates are relevant only for their historical interest and as an indication of uranium mineralization of interest in place. These calculations although believed to be reliable, are historical and do not comply with NI 43-101 standards because they do not meet CIM definitions or use CIM terminology. It is likely that the estimates would fall into the category of indicated mineral resource as set out in NI 43-101."

Effect of Particle Size

CSMRI (Colorado School of Mines and Research Institute) determined that there was no significant difference in uranium extraction in the particle size range 28 to 100 mesh. Considering the high Bond

Work index and average grade at 0.079 of U3O8 there is little cost advantage in grinding finer. See Figure 6-6.

Effect of Time

Different leaching times used in tests were 2,6,12 and 24 hours. CSMRI recommended a time of 24 hours or longer and Burns and Roe recommended 6 hours.

Figure 6-5 shows the effect of leaching time on extraction

FIGURE 6-5 EFFECT OF LEACHING TIME ON EXTRACTION OF URANIUM

FIGURE 6-6 EFFECT OF PARTICLE SIZE ON U3O8 EXTRACTION

(red) RED BLUFF
(blue) NORTH WORKMAN CREEK	270
(green) SOUTH WORKMAN CREEK

6.6     Preliminary Feasibility Report by B.W. Adams (1978)

      In 1978 Adams conducted a preliminary feasibility study. At that time, a joint venture was being contemplated by Noranda Exploration, Inc. with Wyoming Mineral Corporation as operator. Although economic conditions were quite different then as compared to the present, the results of their investigation are valid for the time and worth summarizing and considering. In their agreement, Noranda secured an option to purchase reserves in the ground at $4.00 per pound.

1.     They calculated ore reserves at:

            Probable – 2.451 million gross lbs. U3O8

            Potential - 8.355 million gross lbs. U3O8

            Inferred – 32 million gross lbs. U3O8

"None of the historical estimates of tonnage and grade of the Workman Creek uranium deposit comply with NI 43-101 regulations, since they were made long before the implementation of the instrument. The estimate by Adams is no longer relevant or reliable given that it has been replaced by the Dravo Engineering estimate.

2.      Mining costs were estimated at $5.81/ton open pit and $9.29/ton underground

3.      Milling would cost $11.05/ton for a 70% recovery.

4.     Capital costs for a 700 tpd mill was estimated at $12 million. A mine life of six years with production of 291,000 lbs of U3 O8 per year was estimated.

5. Cost per pound was estimated at $22.00 per pound. Uranium price in 1978 was 44.50 per pound.

Adams recommended proceeding.

     The above cost data are of historical interest only. They are out of date and are meaningless without a current pre-feasibility study.

6.7     Proposal For Feasibility Study – Bechtel (1980)

     In 1980, Bechtel Incorporated prepared a "Proposal for Feasibility Study for Dripping Springs Uranium Project." They considered that the property had been advanced sufficiently to proceed with an economic feasibility study for the project. At that time, the data base consisted of 311 percussion drill holes, 22 diamond drill holes and completed metallurgical studies. This consideration was made under conditions which existed in 1980 and has no bearing under current conditions.

6.8     Mineralogical and Paragenetic Study – John V. Heyse (1979)

     In 1979, Heyse (1979) undertook a mineralogic and paragenetic study of the Dripping Spring uranium deposits. He concluded that the Workman Creek deposit is a stratiform accumulation of uraninite and coffinite in the upper Dripping Spring formation (arkosic metasiltstone and metasandstone) which is underlain by diabase sills. See Figure 6-7. He believed that the uranium minerals were present prior to the intrusion of the basalt (1140my) with its resulting low-grade thermal metamorphism which caused recrystallization and remobilization of the uranium minerals. The remobilized uranium minerals now occur in subhorizontal bedding planes and subvertical, cross cutting veins. The uranium minerals are extremely fine-grained (4-11microns) but is extractable with mineral crushing (Heyse, 1979).

The paragenetic sequence defined by Heyse follows:

FIGURE 6-7 PARAGENETIC SEQUENCE
(After Heyse, 1979)

1.	Detrital Sedimentations

K-feldspar, glass, ash, clay, quartz, plagioclase, biotite, rutile, ilmenite, zircon and carbonaceous material.

2.	Authigenic

Dolomite calcite, kaolinite, pyrite, uraninite, coffinite.

3.	High Temperature Metamorphic

K-feldspar, quartz, plagioclase, tremolite-actinolite, diopsideaugite, biotite-phlogopite, sphene, rutile, ilmenite, zircon, graphite, chlorite, pyrite, pyrrhotite, molybdenite, galena, sphalerite, chalcopyrite, uraninite.

4.	Low Temperature ore Late Metamorphism

Chlorite, pyrite, marcasite, galena, chalcopyrite, coffinite.

5.	Very Low Temperature and Late Metamorphic

Calcite, pyrite, marcasite, covellite.

6.	Recent Weathering

Leucoxene, calcite, kaolinite, iron oxides, secondary copper minerals and secondary uranium minerals.

6.9     Mountain States Research and Development (1977)

     In 1977, Mountain States conducted laboratory leaching tests on uranium ore for Wyoming Mineral Corporation in order to test amenability to heap leaching.

     The tests were performed on four grades of ore and five screen sizes of ore. Vat leaching was performed on the coarsest material

(+2inch); the material used for simulated heap leach (column leach) was –2+1 inches and –1+3/8 inches. The fine materials for bottle tests were –3/8 +10 mesh and –10 mesh.

     Only the highest grade of the finest size had uranium extraction greater than 50%. There were definite relationships between ore grade and uranium as shown in Figure 6-6 and in pH of the acid. They recommended further testing with agitated vat leaching, hot leaching and prior heat treatment.

6.10     Dravo Engineers and Contractors

6.10.1     Introduction

     Dravo Engineers and Contractors calculated reserves of the Workman Creek deposits by geostatistical methods. Drill hole data were provided by WMC. About 432 drill holes were used in the calculations. The data base was divided into two segments: one for North Workman Creek (173 drill holes) and one for South Workman Creek (259 drill holes). All intercepts considered as mineralization by WMC were used in the calculation.

6.10.2     Variograms

     Variograms are used to describe spatial correlations between relevant variables in a deposit e.g. grades, thicknesses, etc. In this case, variograms were constructed for thickness and for grade x thickness. Variograms were constructed for each direction: N-S;

E-W; NE-SW; and NW-SE for both normal and log normal data sets. They determined that normal variograms fit the North Workman Creek deposit and log normal variograms were best for the South Workman Creek.

     Example of Variograms for grade x thickness for the south and north areas are shown in Figure 6-8 and 6-9 respectively.

     Nugget effect indicates the amount of variance expected between holes no matter how far apart they are. The Range is the maximum distance of influence between holes. The Sill indicates the maximum variance expected within the Range.

6.10.3     Kriging

     Using the figures obtained from the variograms, a geostatistical program was used to calculate the grade and tonnage in individual blocks. A search radius of 200 feet was used in the north area and 395 feet was used in the south. Using a density of 164.75 pounds/ft3, a disequilibrium factor of 1:1 (in equilibrium), a minimum average grade of 0.05% U3O8 and a minimum grade x thickness of 0.10% U3O8, the following reserves were calculated.

	Pounds U3 O8	Ton of Ore
North Area	4,407,734	2,219,517
South Area	5,396,946	2,188,871
Total	9,804,680 pounds	4,408,388 tons

Average grade is 0.111% U3O8

6.10.4 Mineable Ore Tonnages

     Mineable ore tonnages were estimated based on minimum grade and grade x thicknesses. The following results were obtained

	% Grade	Tons	lbs. U3 O8
North Pit	.107	1,204,747	2,569,452
North Underground	.099	441,008	869,224
Total North Area	.104	1,645,755	3,438,676

	% Grade	Tons	lbs. U3 O8
South Pit	.116	803,614	1,867,719
South Underground	.137	799,373	2,188,635
Total South Area	.127	1,602,987	4,056,354

Total All Mines	.115	3,248,752	7,495,030
Total Pits	.110	2,008,361	4,437,171
Total Underground	.123	1,240,381	3,057,859

"None of the historical estimates of tonnage and grade of the Workman Creek uranium deposit comply with NI 43-101 regulations, since they were made long before the implementation of the instrument. The estimates are relevant only for their historical interest and as an indication of uranium mineralization of interest in place. These calculations although believed to be reliable, are historical and do not comply with NI 43-101 standards because they do not meet CIM definitions or use CIM terminology. It is likely that the estimates would fall into the category of indicated mineral resource as set out in NI 43-101."

7.0 GEOLOGICAL SETTING

7.1     Introduction

     Information regarding the general or regional geology was obtained mainly from S.B. Kieth (1970). He has classified the Workman Creek deposit as "Vein-Type" which term he uses to cover mineralized, cross-cutting fissures. The Dripping Spring uranium deposit has subvertical veins and sub-horizontal bedding planes containing uraninite and coffinite but Heyse (1979) has, through paragenetic studies, determined that the original uranium minerals were authigenic (pre-metamorphic) and therefore, more probably, the deposit originally Kieth’s "sandstone" type of deposit. The fact that the Workman Creek and other uranium deposits in the area are all associated with the Upper Member of the Dripping Spring. Quartzite defines them better as stratabound deposits which have undergone thermal metamorphisim and resultant recrystallization and redistribution.

7.2     Regional Geology

     The regional geology of central Arizona (after Wagner,1978 ) is shown in Figure 7-1. A cross-section of the Apache Group (after Granger & Raup (1964)) is shown in Figure 7-2. The Apache Group sits unconformably on Precambrian basement rocks composed of metamorphosed sedimentary and volcanic rocks which are intruded by granite.

PCb BASALT
PCt c TROY QUARTZITE
N
PcM MESCAL LIMESTONE
PCd DIABASE
N
PCdu UPPER DRIPPING SPRING QUARTZITE
SCALE
1000 FEET
PcM MESCAL LIMESTONE

RODINIA MINERALS INC.

DRIPPING SPRING URANIUM PROJECT

GEOLOGY

(AFTER HEYSE, 1979)

MONTGOMERY CONSULTANTS LTD.	PROJECT #: 04TK-1
MARCH 17, 2004	FIGURE 7-1

Figure 7-2 Generalized Section Of Apache Group, Arizona

The units of the Apache Group from oldest to youngest are:

Scanton Conglomerate – (0-155ft.,au.25ft.)-

Subangular to well-rounded quartzose pebbles and cobbles in a largely arkosic matrix.

Pioneer Formation – (15-140f)

Predominantly maroon to purple tuff and pin to grey siltstone and sandstone; arkosic and quartzitic at bottom.

Dripping Spring Quartzite (323-708ft)

Upper Member (180-397ft.)

Predominantly siltstone, grey to orange-red thinly stratified, slabby to flaggy; feldspathic sandstone more common near top.

Middle Member (0-370 ft.)

Very fine- to medium-grained feldspathic to arkosic sandstone and orthoquartzite, reddish-orange to greyish-pink cross-stratified, slabby to massive.

Barnes Conglomerate Member (about 50 ft.)

Well-rounded quartose pebbles and cobbles in arkosic sandstone or quartzite matrix.

Mescal Limestone (180-418ft.)

Lower Member (150-269ft.)

Thin-bedded impure limestone and dolomite; intercalated chert layers.

Algal Member (10-150 ft.)

Massive dolomitic limestone containing algal structures

Basalt (up to 52 ft. – local)

Upper Member (0-110 ft.)

Cherty and dense, fine-grained siltstone and shaly mudstone; thin-bedded; Predominantly red to brown.

Basalt (<125ft)

Vesicular basaltic lava; locally present.

Troy Quartzite – lies on upper Apache Group. Predominantly light-colored quartzite and sandstone; conglomerate horizons; cross-bedding.

      In the following map, Figure 7-3 (after Granger and Ramp, 1969), the distribution of the Sierra Ancha uranium deposits is shown in relation to two important structural elements. These may have played an important part in the patterns of fluid flows during authigenic mineralization. The Sierra Ancha and Cherry Creek monoclines may have directed the flow of mineralzing fluids and contributed to the later fracturing of the Dripping Spring quartzite thus allowing for the formation of subvertical vein fissures and subhorizontal bedding plane fissures.

FIGURE 7-3 URANIUM DEPOSITS AND MONOCLINES

7.3     Property Geology

     The Dripping Spring quartzite is a unit of the Apache Group of younger Precambrian age. See the generalized section in Figure 7-2 and the geological map in Figure 7-1 (after Wagner, 1980).

The units shown on this map are:

Unit pft – Troy Quartzite (pale yellow)
Unit pfb – Basalt
Unit pfm – Mescal Limestone (blue)
Unit pCdu – Upper Dripping Spring Quartzite (yellow)
Unit pfd – Diabase (grey)

     The mineralized zone is shown as cross-hatching along the diabase/Dripping Springs quartzite contact on Figures 6-2, 6-3 and 6-4 (pp26-28).

     The Dripping Spring Quartzite is composed of conglomerate, sandstone, quartzite, siltstone, dolomitic limestone and basalt flows. The description of the various units in the formation from oldest to youngest follow:

1.	Barnes Conglomerate Member (0-50 ft.)
Forms the base of the Dripping Springs Quartzite: conglomerate and sandstone, arkosic matrix, well-rounded stones.

2.	Middle Member (0-369ft.)
Sandstone and orthoquartzite, quartzose near top, conglomeratic and arkosic near base; grayish pink near top,

moderate red near base; very fine-to coarse-grained; slabby to massive, cross-bedded; cliff forming.

3.	Upper Member – the upper member is composed of four units.

	(a)	Red Unit – ( 0-93ft)

Base of the upper member, siltstone and sandstone, micaceous, reddish ledgy cliffs and slopes.

	(b)	Grey Unit (16-127 ft) – three facies.

		i)	Siltstone, arenaceous, arkosic, light grey, flaggy, thinly stratfied; pseudo channels, ledgy slopes.

		ii)	Grey Sandstone (5-61 ft)

Barren quartzite on top. Sandstone and orthoquartzite, feldspathic; commonly a fine-grained sandstone ledge capped by medium-to coarse- grained orthoquartzite.

		iii)	Black facies (13-120ft.)

Siltstone, arkosic dark grey, flaggy, thinly and irregularly stratified, crupmled shrinkage cracks. Uranium occurrences in basal part; ledgy slopes.

	(c)	Buff Unit – two facies

		i)	Buff Unit (41-168 ft.)

Sandstone, feldspathic to arkosic, light colored very fine- to fine-grained, abundantly cross-bedded, mostly thin-bedded, cliff-forming.

		ii)	White Quartzite marker (0-14ft) Orthoquartzite and sandstone, quartzose to feldspathic, fine-to-coarse-grained; ledge-capping cliff. Orthoquartzite and sandstone, quartzose to feldspathic, fine-to-coarse-grained; ledge-capping cliff.

(d)	White Unit (0-124 ft) Arkosic to felspathic siltstone, thinly and evenly stratified; light to dark grey; slopes to cliffs.

     The only significant uranium deposits occur in the Upper Member of the Dripping Spring quartzite in the eastern half of Gila County. Of the four units in the Upper Member, the grey unit is the principal host. This unit has three facies: a bottom 60 ft. grey, thinly and irregularly stratified, feldspar rich siltstone (See 3b(i) above); a middle 15-30 ft fine-to medium – grained feldspathic sandstone (See 3b(ii) above) topped by a thin quartzite; and upper 70-80 ft dark grey to black thinly and irregularly stratified feldspar-rich siltstone containing very finely-divided carbon and pyrite.

     Older Precambrian rocks underlie much of the Apache Group. The major intrusive in the area is diabase which invaded the group as a complex of concordant and discordant massive sheets with interconnecting large and small dykes. The diabase exhibits differentiation and late magmatic deuteric alteration close to contacts which show higher radioactivity than normal diabase.

     Hornfels with even higher radioactivity has developed in some of the adjacent siltstones by contact metamorphism. Wagner (1980) believes that the apparent association of uranium with differentiation and deuteric alteration, and the favorability of the hornfels for uranium deposition suggests a genetic relationship between mineralization and diabase.

     On the other hand, Heyse (1979) believes that original authigenic uraninite and coffinite were subjected to thermal metamorphism which caused recrystallization and remobilization of the uranium minerals. In any case, the contact area between basalt and Dripping Spring quartzite provided an excellent ore control.

7.4     Alteration and Mineralization

     The host rock (siltstone unit of the Upper Member of Dripping Spring formation) is usually a fine hornfels or metasiltstone to metasandstone except that at North Workman Creek, it is a coarse hornfels. Prior to metamorphism, the host rocks were matasiltstone and metasandstone. Metamorphism adjacent to the diabase contact resulted in the formation of hornfelses through recrystallization. Typically the rocks contained feldspathic glass, clay pseudomorphic after glass and arkosic silt particles prior to metamorphism. After metamorphism, the host rocks contained potassium feldspar (45 to 90%). Major accessory minerals included quartz (0-30%), biotite phlogopite (<1-20%), sphene (0-20%) and diopside (0-14%). Minor accessory minerals include: plagioclase, actinolite, muscovite, ferroaugite, kaolinite, chlorite, rutile, apatite, zircon, dolomite, calcite, pyrite (0-7%), pyrrhotite (0-5%), marcasite, chalcopyrite (0-4%), chalcocite, covellite (plus bornite, digenite and cuprite, galena, sphalerite, molybdenite, cubanite, graphite (0-10%), ilmenite, goethite, leucoxene, uraninite, coffinite, a coffinite – like mineral, and secondary uranium and copper minerals. The latter secondary minerals are derived through alteration, oxidation, solution and redeposition. They consist of a large variety of colorful arsenates, carbonates, hydrous oxides, phosphates, silicates and vanadates.

7.5     Deposit Types

     Keith (1970) has stated that there are five types of uranium deposits in Arizona:

1.	Sandstone – uranium deposited by ground water and precipitation.

2.	Collapse Breccia – uranium is dissolved in hypogene or supergene solutions and then redoposited in breccia spaces.

3.	Diatremes – explosive volcanic breaks through overlying rocks – uranium and other minerals deposited among fragments.

4.	Vein occurrences – hydrothermal fracture filling.

5.	Pegmatite – precipitated from hydrothermal solutions.

     The Workman Creek deposits have been defined by Kieth (1970) as "Vein Type" deposits while Heyse (1979) believes that they are original "Sandstone Types" altered by thermal metamorphism and folding-faulting to become "Vein Type" deposits.

8.0     EXPLORATION

8.1     Introduction

     The Workman Creek uranium deposits have had an immense amount of work done on them. The work has included geological mapping, regional and detailed geochemical studies, petrographic studies, mineralographic and paragenetic studies, geophysical surveys, metallurgical studies, extensive drilling and a complete feasibility study. An estimate of expenditures is greater than $5 million (U.S.).

8.2     Mapping

     In the course of his geochemical work, Wagner (1980) compared his data to a geological map of the Workman Creek area. The map was probably produced by Graner and Ropp (1969) of the USGS. He also produced geochemical soil plans for U3O8, Cu, Pb, As and Ni. He also produced geochemical maps for his regional stream sediment survey.

     All of these maps have been consulted and most have been used in this report.

8.3     Geochemistry

     In 1978, Wagner (1980) undertook both a regional stream sediment geochemical survey and a soil geochemical survey over the Workman Creek uranium deposits.

     The results of these surveys are shown and discussed in Section 6.3 (History) of this report.

     He discovered that copper and lead are useful pathfinder elements. Copper anomalies are strongly correlative with uranium while lead correlates somewhat. Lead appears to reach higher stratigraphically above uranium anomalies than either copper or U3O8.

     The regional stream sediment survey was designed to test both known uranium deposits and new areas in the Sierra Ancha Mountains. Using known occurrences for reference, several areas of new potential uranium deposits were defined. These are also discussed in Section 6.3.

8.4     Geophysics

     In 1955, the U.S. Atomic Energy Commission ran an airborne reconnaissance radiometric survey over the Precambrian Dripping Spring quartzite in the Sierra Ancha Mountains. Twenty new radioactive anomalies were detected. Of these, Magleby and Mead (1955) stated, that "eight are believed to contain material of ore grade, and several of the others have possibilities as large low-grade uraniferous deposits. They selected nine areas for testing but flying was completed in only three. One of these was Area #1-Sierra Ancha Mountains between Cherry Creek and the Globe-Young Road. This area included the Workman Creek uranium deposits. The five anomalies near Workman Creek extend for about a quarter-mile in the Upper Member of Dripping Spring quartzite and are probably continuous under the overburden.

     Follow-up work showed strong mineralization in north-south faults. One chip sample assayed 0.23%U3O8, and several others ranged from 0.30 to 0.50% U3O8. Channel samples assayed 0.35 and 0.93% U3O8.

8.5     Recent Work

1.	Study and evaluation of the Westinghouse data base.

2.	Site visits and reconnaissance examination of access roads, drill sites and survey grids.

3.	Resurveying and marking of about 13.5 line-miles of grid (355 stations. The lines are spaced at 200 feet and the station interval is also 200 feet.).

4.	Existing roads were examined (walked) to assess requirements for current access.

5.	Drill sites were selected for four confirmation drill holes.

6.	Permit applications have been submitted.

7.	A geochemical soil sampling survey was done (350 samples). The samples were submitted to Chemex Laboratories in Reno, Nevada.

8.	A technical report was completed.

9.0     DRILLING

     Extensive drilling was done on both the South Workman Creek deposit (259 drill holes) and the North Workman Creek deposit (173 drill holes) for a total of 432 drill holes. These drill holes were used to calculate a geostatistical reserve estimate. The database was divided into two segments – one for North Workman Creek and one for South Workman Creek. All mineralized intercepts from about 432 drill holes were used in the calculations.

10.0     SAMPLING METHOD AND APPROACH

     No data regarding the sampling methods used, sample preparation, quantitative analyses, security or data verification are available to the writer. Some of this information may be found in the stored archival material stored in Tucson Arizona. The search for such data along with confirmation of results will constitute a part of the program recommended in Section 15.0 (Recommendations).

11.0     ADJACENT PROPERTIES

     Figure 7-3 shows the locations of uranium deposits in the Sierra Ancha Mountains. The Workman Creek deposits are marked #46 on the figure. As shown, the deposits appear to be related to the Sierra Ancha Mononocline and the Cherry Creek Monocline and their associated northerly-trending longitudinal faults.

     The deposits are also associated with the Precambrian formation, Dripping Spring Quartzite, a unit of the Apache Group.

     The following properties were minor producers of uranium:

Big Buck	– two shipments
-22.5 tons @ 0.19% U3 O8
-179.03 tons @0.14% U3 O8
Black Brush	- two shipments.
- 7.94 tons @ 0.11% U3 O8
-11.23 tons @ 0.07% U3 O8
*Hope	- 1,380 tons @ 0.18% U3 O8
-188 tons @ 0.13% U3 O8
-4,743 tone @ 0.25% U3 O8
-2,000 tons @ 0.36% U3 O8
Horse Shoe	- two shipments
- 6.55 tons @ 0.17% U3 O8
- 7.34 tons @ 0.08% U3 O8
Jen	-small shipments
-0.11 to 0.066 % U3 O8
-0.084 to 0.058% U3 O8
Little Joe	- 1,753 tons @ 0.19 to 0.20 % U3 O8
Lost Dog	- 1,400 tons @ 0.01 to 0.20 % U3 O8
Lucky Boy	- 2,430 tons @ 0.1 to 0.2 % U3 O8
Lucky Stop	– 2,383 tons @ 0.15 to 0.20 % U3 O8
- 95 tons @ 0.22 % U3 O8
Suckerite	- 2,453 TONS @ 0.234% U3 O8
Tomato Juice	- 140 tons @ 0.16% U3O8

12.0     MINERAL PROCESSING AND METALLURGICAL TESTING

     A number of metallurgical studies were made for WMC on the Workman Creek Deposits. Mountain States Research and Development, in 1976, conducted laboratory leaching tests to simulate vat and heap leaching. Their results are discussed in Section 6.9.

     Wyoming Mineral Corporation commissioned preliminary metallurgical testing by Burns and Roe and Colorado School of Mines Research Institute. Their work is described in Section 6.5.

     In 1980, Dravo Engineers and Contractors undertook a full feasibility study on the Workman Creek Uranium Project. Their extensive metallurgical studies were done by Colorado School of Mines and Research Institute and are discussed in the following pages.

12.1     Sample Preparation

     Core samples from South Workman Creek consisting of 78 core boxes with 720 feet of core provided the raw material for testing. One foot core samples were sawn into halves and one half sawn again into quarters. The quarters were reserved for possible compositing. The half sections were jaw-crushed to –1/4 inch then roll crushed to –10 mesh: A sample split from this was composited and chemically analyzed. The heads (calculated) assayed 0.162% U3O8 and the heads (analyzed) assayed 0.140 % U3O8.

     The composites were also analyzed by x-ray fluorescent analysis for 17 elements. Copper assayed 0.21% and iron assayed 1.9% .

12.2     Acid-Leaching

      Using conventional acid leaching methods on a composite of Workman Creek ore, an U3O8 extraction of 90% was obtained.

Table V
pH	H2SO4#	Extraction
0.7	327	90%
1.0	279	86%
U3 O8 Extraction – Composite Sample

     Table VI shows a summary of Acid-leaching tests on a Workman Composite sample.

TABLE VI SUMMARY OF ACID LEACHING TESTS

TEST NO.	H2 SO4 lb	pH final	NaClO4 lb	U3O8%
1	410	0.5	6.6	90.4
2	412	0.5	6.6	89.6
3	327	0.7	6.6	89.6
4	328	0.7	5.0	89.0
5	314	0.8	6.6	87.0
6	312	0.8	5.5	86.4
7	279	1.0	5.5	86.0
8	277	1.0	5.5	85.4
9	263	1.5	8.0	81.8
10	235	2.0	8.0	75.6

12.3     Alkaline – Leaching

     The results of alkaline leaching tests, which were done in an autoclave at 120C and a pressure of 90 psig, are shown in the following table:

TABLE VII
Test No.	Na2CO3	Residue	Extraction	Calc. Head
	#/ton	% U3O8	% U3O8	% U3O8
1	105	0.01	93.1	0.143
2	107	0.01	92.8	0.132
Alkaline leaching Test

12.4     Stripping

     Batch-type solvent extraction tests were performed with Alamine 336 extractant, ammonium sulphate and sodium chloride. Table VIII shows the results of stripping with Alamine 336; Table IX shows the results for ammonium sulfate and Table X those for sodium chloride.

TABLE VIII
STRIPPING WITH ALAMINE 336
OA RATIO	AQUEOUS PHASE	ORGANIC PHASE	U3O8%	EXTRACTION COEFFICIENT
8.00	SL. CLOUDY	CLOUDY	98.42	7.8
5.00	SL. CLOUDY	CLOUDY	98.42	12.5
3.00	SL.CLOUDY	CLOUDY	97.89	15.5
2.00	CLOUDY	CLOUDY	97.37	18.5
1.00	CLOUDY	CLOUDY	93.68	14.8
0.50	VERY CLOUDY	CLOUDY	89.47	17.0
0.25	VERY CLOUDY	CLOUDY	81.58	17.7
0.10	VERY CLOUDY	CLOUDY	42.11	7.3
0.05	VERY CLOUDY	CLOUDY	21.05	5.3

TABLE IX
STRIPPING WITH AMMONIUM SULPHATE
OA RATIO	AQUEOUS PHASE	ORGANIC PHASE	U3O8%	EXTRACTION COEFFICIENT
20.0	SL. CLOUDY	SL. CLOUDY	96.88	620.0
10.0	SL. CLOUDY	SL. CLOUDY	97.50	380.0

5.0	SL. CLOUDY	SL. CLOUDY	99.38	795.0
3.0	SL. CLOUDY	SL. CLOUDY	99.63	797.0
1.0	SL. CLOUDY	SL. CLOUDY	99.63	265.7
0.5	SL. CLOUDY	EMULSION	99.63	132.8
0.25	SL. CLOUDY	EMULSION	--	66.5

TABLE X
STRIPPING WITH SODIUM CHLORIDE
OA RATIO	AQUEOUS PHASE	ORGANIC PHASE	U3O8%	EXTRACTION COEFFICIENT
20.0	CLEAR	SL. CLOUDY	80.00	80.0
10.0	CLEAR	SL. CLOUDY	94.38	156.7
5.0	CLEAR	SL. CLOUDY	97.50	195.0
3.0	CLEAR	SL. CLOUDY	98.13	157.0
1.0	CLEAR	SL. CLOUDY	98.75	79.0
0.5	SL. CLOUDY	SL. CLOUDY	98.75	39.0
0.25	SL. CLOUDY	SL. CLOUDY	98.75	19.8

12.5 Work Index

     A crushing work index (WI) of 2.8 was obtained from subjecting Workman Creek core pieces to a standard Bond impact test procedure. After a Bond abrasion index value (Ai) of 0.2705 was obtained with a standard Bond abrasion test procedure.

12.6 Flocculation Tests

     Four flocculants were tested:
American Cyanamid "Superfloc" Dow Chemical "Separan" Allied Collords Percol Stein-Hall Jaguar

     Jaguar 333 was the only flocculant that produced a clean supernatant but only after several days of settling. In all tests, the course particles settled to the bottom very rapidly.

12.7 Screen Tests

     A composite sample from Workman Creek core was wet screened on a 325 mesh screen, the products dried, and the +325 mesh fraction was dry-screened for 30 minutes on a Ro-Tap. The results are presented in the following Table:

Table XI

Cumulative Passing		Direct
Tyler Screen	Wt.%	Tyler Screen	Wt.%
28	99.8	128	0.2
35	96 5	28	3.3
48	80.3	35	16.2
65	67.5	48	12.8
100	56.0	65	11.5
150	47.5	100	8.5
200	39.4	150	8.1
270	34.9	200	4.5
325	32.7	270	2.2
		325	32.7

13.0 Resource/Reserve Estimates

13.1 Current Estimates

     There have been no resource reserve estimates made since 1980.

14.0 INTERPRETATIONS

      The North Workman Creek and South Workman Creek deposits appear to be part of the same original deposit which has been eroded down the middle by Workman Creek and separated into two bodies of mineralization.

      The mineralized Dripping Creek Quartzite outcrops on the sides of steep canyon and valley walls thus creating a possibility for a contour mining open pit. Stripping ratios would increase rapidly as the pit advances into the hillside until underground mining becomes necessary.

      Uranium mineralization exists on both sides of the valley in the same configuration and thus the same general mining methods might apply to both areas. Dravo engineers, however, decided that it might prove more economical to mine the North area underground because of a very high apparent stripping ratio in an open pit design there.

      The Workman Creek deposits form the largest uranium source in the general area and was considered a feasible operation in the late 1970’s. A great deal of money was spent at that time and a huge database of information remains intact. To go through all of these data at this time is beyond the scope of this report but such a task will be necessary in determining the future of the Workman Creek uranium deposits. From this preliminary study of this database, it appears certain that there is a large body of low grade uranium mineralization present. Some of the early drill holes were vertical but it was noted in some of the reference material that vertical, higher grade veining might be present on the property and might be missed entirely by vertical holes. A careful geological assessment of this possibility, however, showed that angle drilling did not result in an improvement in grade.

      The biggest factor in determining the viability of mining at Workman Creek is, of course, economic – the price per pound of U3O8. A recent World Nuclear Fuel Market Conference (May 9-11, 2004) was concerned with available supply and growing demand along with the consequent dramatic rise in the price of U3O8 from US$11 to US$17 per pound over the last year.

15.0 RECOMMENDATIONS

      The Workman Creek uranium deposits comprises a large body of low grade uranium mineralization but also with vertical veins of higher grade material. The boundaries of the mineralized bodies are not completely defined – the mineralization may be considerably more extensive than current information suggests. In the general area, there are many more uranium showings which have had little or no work done on them. Some of these may prove to be of interest in conjunction with the main deposits at Workman Creek.

Continued exploration and development is recommended for the properties as follows:

PHASE ONE

1.    Compilation and evaluation of the immense Wyoming Mineral Corporation database. This body of data consists of geological, geochemical and geophysical surveys, metallurgical testing data, drill holes, ore reserve calculations, pit design, underground mine design and feasibility studies (both preliminary and complete). This data was compiled during the period 1978 to 1980 by Wyoming Mineral Corporation who commissioned various engineering firms to accumulate the data. At that time, U3O8 sold for US$44 per pound. When the price dropped, the project was also dropped. It appears now that the demand for uranium is increasing while supplies are decreasing.

2.    The twinning of four drill holes, two in North Workman and two in South Workman should be done in order to confirm the nature and grade of the mineralization. Both chemical and radiometric analyses should be done for comparison.

3.   Additional claims should be staked along the north boundary of North Workman and along the southern boundary of South Workman. Claims should also be staked in several other selected areas within the Dripping Spring Quartzite.

      Phase One is expected to take about three months to complete at an estimated cost of US$250,000.

PHASE TWO

Phase Two of the proposed program is a much more extensive and detailed exploration phase. It will be dependent on the results of Phase One work. It is, however, based upon the studies done for this report, expected that Phase Two will proceed. This part of the proposed program is as follows:

1.    A detailed geological study should be undertaken to determine more precisely the extent and quality of uranium mineralization. Cross-sections and grade-thickness maps should be prepared. Detailed ore reserve estimates should be recast using geological information such as rock character, structure, etc. This will help to determine where additional drilling should be done.

2.    Preliminary work should also be undertaken on the newly staked ground. This should include mapping and radiometric surveys.

3.    Additional metallurgical tests should also be undertaken and some consideration be given to solution mining in situ and heap leaching.

4.    When this work is done, a preliminary assessment of feasibility can be made with emphasis on the economics of the project. Phase Two of the project is expected to take about six months to complete at an estimated cost of US$550,000.00.

16.0 COST ESTIMATE

PHASE ONE

1	..	PERSONNEL
		(a) Geologist (Project Manager)-4mo. @10,000	40,000.00
		(b) Assistants(2) – 3 mo. @5,000	30,000.00
		(c) Permits	5,000.00
2	..	TRANSPORATION
		(a) Air Fares	6,000.00
		(b) Truck Rental - $2,000/mo.	6,000.00
		(c) Fuel & Maintenance	2,400.00
3	..	ACCOMODATION
		(a) Motel – 3 mo. @$2400/mo.	7,200.00
		(b) Meals – 180 man – days @40	7,200.00
4		COMMUNICATION
		(a) Radio telephone	3,000.00
		(b) Telephone Costs	500.00
5	..	ASSAYING
		(a) Sample Preparation 100@$2	200.00
		(b) Analyses – 100 @$20	2,000.00
6	..	EQUIPMENT & ENGINEERING SUPPLIES
		(a) Sample bags,tags, notebooks, flagging, etc.	500.00
		(b) Scintillometer	7,000.00
7	..	DRILLING
		(a) RC drilling – 800 meters @35	28,000.00
		(b) Mobilization and Demobilization	4,000.00
		(c) Assays -500@$22	11,000.00

		(d) Splitter & Riffle Rental	500.00
8	.	NEW CLAIM STAKING	40,000.00

		Sub Total	200,500.00
9	.	ENGINEERING AND SUPERVISION – 10%	20,000.00

		Sub Total	220,500.00
10	.	CONTINGENCIES (about 12%)	29,500.00

		Phase One Total	$250,000.00

PHASE TWO

1. PERSONNEL
(a) Geologist – 6 mo.@ 10,000	60,000.00
(b) Assistant – 6 mo.@ 5,000.00	30,000.00
2.TRANSPORTATION
(a) Air Fares	8,000.00
(b) Truck Rental - $2,000 /mo.	12,000.00
(c) Fuel and Maintenance	4,800.00
3. ACCOMODATION
(a) Motel – 6 mo.@$2,400/mo.	14,400.00
(b) Meals – 360 man-days @ $40	14,400.00
4. COMMUNICATION
(a) Radio Telephone	3,000.00
(b) Telephone Costs	700.00

5. ASSAYING
(a) Sample Preparation – 200 @ $2	400.00
(b) Analyses – 200@ $20	4,000.00
6. EQUIPMENT AND ENGINEERING SUPPLIES
(a) Sample bags, tags, notebooks, flagging, etc.	1,000.00
7. DRILLING
(a) RC Drilling 3,500 meters @ $35	122,500.00
(b) Mobilization and Demobilization	4,000.00
(c) Assays – 500@ $22	11,000.00
8. GEOSTATISTICAL STUDY	15,000.00
9. METALLURGICAL STUDIES	30,000.00
10. COMPILATION
(a) Data Entry	5,000.00
(b) Plotting	5,000.00
(c) Drafting	4,000.00
(d) Computer	3,000.00
(e) Software	5,000.00
11. FEASIBILITY STUDY	100,000.00

Sub Total	456,800.00
12. ENGINEERING AND SUPERVISION- 10%	45,680.00

Sub Total	502,480.00
13. CONTINGENCIES –(about 10%)	47,520.00

Total Phase Two	$550,000.00

17.0 BIBLIOGRAPHY

1.    Heyse, J.V. (1979) – " The Mineralogy and Paragenesis of the Dripping Spring Uranium Deposits, Gila County, Arizona with Emphasis on the Workman Creek Area." – unpub. Geologist’s Report.

2.    Clemons, R.C. (1980) – Proposal for Feasibility Study – Dripping Springs Uranium Project Arizona" – Bechtel proposal to WMC.

3.    Dravo Engineers & Contractors – a study of capital and operating costs.

4.    Peterson, H.D. & Harris, M.J. – "Preliminary Metallurgical Studies with the Dripping Springs Uranium Ores" – Colorado School of Mines Research Institute.

5.    Peterson, H.D. & Allison, J.B. – "Metallurgical studies on Dripping Springs Ore – Phase II" – Colorado School of Mines & Research Institute.

6.    Chase, C.K. (1976) – "Progress Report – Preliminary Metallurgical Tests on Uranium Core Samples." – Mountain States Research & Development

7.    Adams, B.S. (1978) – "Preliminary Feasibility Report, Dripping Springs Project.

8.    Zaman, S. (1979) – "Report on Metallurgical Tests with Dripping Springs Ore" – unpub. WMC report.

9.    Wagner, R.D. (1980). "Regional Geochemical Survey of the Dripping Springs Project" – unpub. report

10.    Magleby, D.N. and Mead, W.E. (1955) – Airborne Reconnaissance Project, Dripping Spring Quartzite" – unpub. report

11.    Ralph M. Parsons Company (1980) – "Feasibility Study – Uranium – Mining/Milling Facilities."

12.    Maas, H.M. (1977) – "Laboratory Leaching Tests" – Mountain States Research & Development.

18. RECENT WORK

     During the period October 15 to December 7,2004 work on the property has included a detailed study of the Westinghouse data base at the project site by the project manager, project geologist and two geological consultants.

The following field crew is assembled:
Project Manager - Clive Ashworth
Project Geologist - Nicholas Barr
Geotechnicians - Calum Morrison
                            - Justin Carveth
                            -Misha Zijittman
                            - Don Mathis
Geological Consultant - Fayz Yacoub
Geological Consultant - Joe Montgomery
Environmental Consultant - Fred Brost

     Field work to date has included the establishment of a new grid to tie in with previous drill holes, roads and survey stations. A GPS was used to locates points and station locations (about 20 line kilometers completed). In addition, drill sites were selected and marked for confirmation drill holes (four drill holes), soil samples were taken at 200’centres (work in progress) and access roads were improved (on claims site. Mr. Brost has had discussions with Forestry and other environmental regulatory bodies.
      Expenses for the project include those for air fares, truck rentals, ATV rentals, radio rentals, supplies and equipment, room and board, a 10% charge on disbursments and a 15% administration charge.

     A partial invoice in the amount of $73,130.54 has been submitted to Rodinia Minerals Inc. The field work is continuing and additional charges have not yet been included in the partial invoice.

80

19.0 Certificate of Qualifications

I, J.H. Montgomery of Vancouver British Columbia herby certify that:

1. I am a geological engineer and reside at 8606 Fremlin Street, Vancouver, B.C.
2. I am a graduate of the University of British Columbia: B.Sc. in 1959; M.Sc. in 1960 and Ph.D. in 1967.
3. I have practiced my profession since 1959. I am a member of the Association of Professional Engineers and Earth Sciences of British Columbia and am on the advisory Board of the Canadian Institute of Gemmology.
4. I have no interest, direct or indirect, in Cooper Minerals Inc. or in the Workman Creek properties.
5. I am the author of this technical report on the Workman Creek Uranium Project. The report is based on a study of published and unpublished data relevant to the properties and has also relied upon over 40 years experience in mining exploration, mine development and property evaluation for precious and base metals, industrial minerals and gemstone deposits. A site visit was made in December, 2003.
6. The writer is not aware of any material fact or material change with respect to the subject matter of the technical report, of which the omission to disclose would make the technical report misleading.
7. I have read the National Instrument 43-101 and Form 43-101 F1 and this technical report has been prepared in compliance with this Instrument and Form.
8. This report may be used by Rodinia Minerals Inc., or their agents, for a Prospectus, Statement of Material Facts, or for the development of the property in whole or in part providing that the meaning is not altered.

Dated at Vancouver, B.C. this 11th day of February, 2005

J.H. Montgomery, Ph.D., P. Eng.

APPENDIX I

CLAIM INFORMATION